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                                                                 Exhibit 12


              AMERICAN GENERAL FINANCE, INC. AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)



                                                       Three Months Ended
                                                            March 31,
                                                       1995          1994
                                                     (dollars in thousands)

Earnings:

  Income before provision for income
    taxes                                            $ 95,530      $ 86,018
  Interest expense                                    124,795        93,025
  Implicit interest in rents                            3,070         2,751

Total earnings                                       $223,395      $181,794

Fixed charges:

  Interest expense                                   $124,795      $ 93,025
  Implicit interest in rents                            3,070         2,751

Total fixed charges                                  $127,865      $ 95,776


Ratio of earnings to fixed charges                       1.75          1.90
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